EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Seagate Technology for the registration of 100,000,000 shares of its common stock and to the incorporation by reference therein of our report dated July 20, 2004, with respect to the consolidated financial statements of Seagate Technology included in its Annual Report (Form 10-K/A) for the year ended July 2, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

January 14, 2005